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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO.       1       )*
                                      ---------------



                            NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

               Class A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  629579103
                              ----------------
                               (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 6 pages

CUSIP No.    629579103               13G              Page   2   of   6   Pages
             ---------                                      ---      ----

------------------------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.

------------------------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a)  [  ]

                                                                                                                         (b)  [  ]

------------------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   England

------------------------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                          -0-

       NUMBER OF         -----------------------------------------------------------------------------------------------------------
         SHARES            6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                          -0-
          EACH
        REPORTING        -----------------------------------------------------------------------------------------------------------
         PERSON            7     SOLE DISPOSITIVE POWER
          WITH
                                          -0-

                         -----------------------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                          -0-

------------------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-

------------------------------------------------------------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                              [  ]

                   N.A.

------------------------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0.00%

------------------------------------------------------------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                   HC

------------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 6 pages

CUSIP No.    629579103               13G              Page   3   of   6   Pages
             ---------                                       ---      ---

------------------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

------------------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                               (a)  [  ]

                                                                                                                         (b)  [  ]

------------------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

------------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                        -0-

                         -----------------------------------------------------------------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY                       -0-
       OWNED BY
         EACH            -----------------------------------------------------------------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH                           -0-

                         -----------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                        -0-

------------------------------------------------------------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-

------------------------------------------------------------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                [  ]

                  N.A.

------------------------------------------------------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.00%

------------------------------------------------------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                  IC

------------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of 6 pages

         Items 4 and 5 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., are hereby amended and restated to read in their entirety as follows:


Item 4           Ownership
------           ---------

                 (a)     Amount Beneficially Owned:

                                  -0-

                 (b)     Percent of Class:

                                  0.00%

                 (c)     Number of shares as to which person has:

                         (i)      Sole voting power:               -0-
                         (ii)     Shared voting power:             -0-
                         (iii)    Sole disposition power:          -0-
                         (iv)     Shared disposition power:        -0-

Item 5           Ownership of Five Percent or Less of a Class
------           --------------------------------------------

                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]





                               Page 4 of 6 pages

                                  SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997                 By:  /s/  Anthony Robert Holliman
                                          -------------------------------------
                                          Name:  Anthony Robert Holliman
                                          Title: Assistant Corporate Secretary





                               Page 5 of 6 pages

                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       FARMERS GROUP, INC.


Dated February 5, 1997                 By:  /s/  Alan Porter
                                          -------------------------------------
                                          Name:  Alan Porter
                                          Title: Corporate Secretary





                               Page 6 of 6 pages